Exhibit 21.1
SUBSIDIARIES OF THE RMR GROUP INC.

Name	State of Formation, Organization or Incorporation
The RMR Group LLC	Maryland
RMR Licenses Inc.	Maryland
Tremont Realty Capital LLC	Maryland
TRMT Fund LLC	Maryland
TRMT Fund Finance LLC	Delaware
TRMT Fund Lender LLC	Delaware
TRMT Fund Mezz Lender LLC	Delaware
RMR Sunrise Partner LLC	Maryland
RMR Pompano Beach JV Partner LLC	Maryland
MPC Partnership Holdings LLC	Maryland
RMR Residential Holdings LLC	Maryland
RMR Residential Management Group, LLC	Maryland
IT Support Solutions Group, LLC	Georgia
ARIUM LLC	Maryland
260 Woodstock Investor, LLC	Georgia
Lowry Apartments Colorado LLC	Delaware
Park Place Oviedo LLC	Delaware
Carrington Apartments Owner LLC	Delaware
Countryside Illinois Shopping Center LLC	Delaware
MPC Property Holdings IV, LLC	Delaware
MPC Property Holdings V, LLC	Delaware
Carroll Multifamily Holdings VI, LLC	Delaware
Carroll Multifamily Holdings VII, LLC	Delaware